Exhibit 99.1

Steve Madden Announces Restructuring Agreement with Betsey Johnson LLC

LONG ISLAND CITY, N.Y., October 8, 2010 /PRNewswire-FirstCall/ -- Steve Madden (Nasdaq: SHOO) (the “Company”), a leading designer and marketer of fashion footwear and accessories, today announced that it has entered into a Restructuring Agreement with Betsey Johnson LLC (“BJ LLC”) to effect an out-of-court restructuring of the outstanding debt of BJ LLC purchased by the Company in August 2010 for $27.6 million. Pursuant to the Restructuring Agreement, in consideration of the elimination of amounts owed under the outstanding debt, the Company acquired (i) the trademarks and intellectual property of BJ LLC, including Betsey Johnson® and other related brand names and (ii) a 10% equity interest in BJ LLC. The Company also made a new secured term loan to BJ LLC in the principal amount of $3 million, which bears interest at the rate of 8% per annum (payable at maturity) and matures on December 31, 2015. In addition, Castanea Partners, who has partnered with Betsey Johnson and BJ LLC for the past three years, has agreed to support BJ LLC’s business with a further equity investment in BJ LLC.

The Company and BJ LLC also entered into two new license agreements under which the Company has granted BJ LLC the exclusive license to (i) operate Betsey Johnson retail stores in the United States, Canada and London, England and (ii) manufacture and sell specified women’s apparel under the Betsey Johnson® and Betsey Johnson CollectionTM brand names.

The transaction is expected to be accretive to the Company’s earnings, contributing approximately $0.10 in diluted EPS in 2011.

Other details of the transaction are included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission today.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We are thrilled to add the Betsey Johnson brand to our growing portfolio of brands at Steve Madden. Betsey Johnson is an iconic brand with a rabid consumer following, and we believe it offers meaningful growth opportunity for our business. We are also pleased to have entered into a relationship with Betsey Johnson LLC in support of the continuation and growth of its apparel and retail businesses and look forward to working closely with Castanea in support of Betsey Johnson LLC going forward.”

Steve Madden, Founder and Creative and Design Chief, added, “Betsey is my hero – one of the great American designers. I have always admired how everything she does is instantly recognizable – it looks, feels, radiates Betsey. We want to do whatever we can to continue her creative vision and make the Betsey Johnson brand bigger and better than ever.”

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl and Big Buddha, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts, Elizabeth and James and l.e.i. for footwear and Daisy Fuentes for handbags. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 83 retail stores (including the Company’s online store). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, cold weather accessories, eyewear, hosiery, jewelry and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward-looking statements” as that term is defined in the federal securities laws. The events described in forward-looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the forward-looking statements and the projections upon which the forward-looking statements are based. Factors that may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.